UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2012 (November 21, 2012)

BMC SOFTWARE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-16393	74-2126120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2101 CITYWEST BLVD. HOUSTON, TX 77042-2827

(Address of Principal Executive Offices, including Zip code)

(713) 918-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 21, 2012, BMC Software, Inc. (“BMC”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent and Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager, providing for an unsecured term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $200 million (the “Term Loan”). The Credit Agreement provides that proceeds of the borrowing under the Term Loan Facility will be used for general corporate purposes.

The Term Loan will bear interest, at BMC’s option, at a rate equal to either (i) the LIBOR rate plus a margin based on BMC’s senior unsecured long-term debt rating, for interest periods of 1, 2, 3 or 6 months or (ii) the base rate plus a margin based on BMC’s senior unsecured long-term debt rating. The base rate is defined as the highest of (i) the federal funds rate plus a margin equal to 0.50%, (ii) Bank of America, N.A.’s prime rate, and (iii) except during a period when LIBOR rates are unavailable, the LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Accrued interest on the Term Loan is payable at the end of each interest rate period (or at each three-month interval in the case of loans with interest periods greater than three months) with respect to LIBOR rate loans and quarterly in arrears with respect to base rate loans. Under certain circumstances, a default interest rate will apply on all obligations not paid when due at a per annum rate equal to 2.0% above the base rate plus the then applicable margin for base rate loans.

On the closing date, BMC was obligated to pay certain customary closing fees for a credit facility of this size and type.

BMC may not prepay the Term Loan prior to the second anniversary of the closing date. BMC may voluntarily prepay the Term Loan after the second anniversary of the closing date subject to a prepayment premium of 0.50% of the aggregate principal amount prepaid. The Credit Agreement terminates on November 21, 2015 and the aggregate principal amount outstanding under the Term Loan at such time will be due and payable on such date.

The Credit Agreement contains customary representations and warranties. The Credit Agreement also contains customary affirmative and negative covenants, including covenants that limit or restrict BMC’s ability to, among other things, grant liens, incur subsidiary indebtedness, merge or consolidate, enter into certain sale and lease-back transactions, and make certain payments, in each case subject to customary exceptions for a credit facility of this size and type. BMC is also required to maintain compliance with a consolidated interest coverage ratio and a consolidated leverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The above description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated November 21, 2012, by and among BMC Software, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent and Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2012

BMC SOFTWARE, INC.

By:	/s/ Christopher C. Chaffin
Christopher C. Chaffin
Vice President, Deputy General Counsel & Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated November 21, 2012, by and among BMC Software, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent and Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager.

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